March 30, 2012

Nile Therapeutics, Inc.

4 West 4th Avenue, Suite 400

San Mateo, CA 94402

Ladies and Gentlemen:

We have acted as counsel to Nile Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (Registration No. 333-165167) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated March 12, 2010 (the “Base Prospectus”), the prospectus supplement dated March 30, 2012, relating to the Shares (as defined below) filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), relating to the offer and sale by the Company of up to 3,350,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) and warrants to purchase an aggregate of 2,512,500 shares of Common Stock (the “Warrants”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement and Prospectus.

In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented, and represented as such, to us by the Company: (i) the Company’s Amended & Restated Certificate of Incorporation; (ii) the Company’s Bylaws; (iii) certain corporate resolutions adopted by the Board of Directors of the Company and a special committee of the Board of Directors, in each case, pertaining to the offer and sale of the Shares and Warrants pursuant to the Registration Statement and Prospectus; (iv) the Registration Statement and Prospectus; and (v) the Subscription Agreements dated March 30, 2012, between the Company and each purchaser of the Shares (the “Subscription Agreements”). In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements and certificates of officers of the Company and of public officials. We have assumed the genuineness of all signatures, the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. This opinion is limited to the laws of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company, the Shares, the Warrants, the Warrant Shares or the transactions contemplated by the Subscription Agreements or Registration Statement because such law, rule or regulation is part of a regulatory regime applicable to any party to the Warrants or Subscription Agreements or any of its affiliates due to the status, the location, or the nature of the assets, business or activities, of such party or of such affiliate.

Based upon, subject to and limited by the foregoing and the other qualifications and provisions set forth herein, it is our opinion as of this date that:

1. The Shares and the Warrants have been duly authorized, and upon issuance and delivery thereof in accordance with the terms set forth in the Registration Statement and the Prospectus and pursuant to the terms set forth in the Subscription Agreements, the Shares will be validly issued, fully paid, and nonassessable, and the Warrants will constitute binding obligations of the Company; and

2. The shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized, and when issued and delivered against payment therefor upon the due exercise of the Warrants in accordance with the provisions thereof, the Warrant Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

Our opinion is qualified to the extent that the legality, validity, binding nature or enforceability of the Company’s obligations under the Warrants or the Subscription Agreements may be subject to or limited by (1) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, arrangement, fraudulent transfer or conveyance, equitable subordination, moratorium and other similar laws affecting the rights of creditors generally and (2) general principles of equity (whether relief is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, commercial practice, estoppel, diligence, unconscionability, right to cure, election of remedies, and the discretion of any court of competent jurisdiction or of any arbiter in awarding specific performance or injunctive relief and other equitable remedies or alternative damages different from that provided in the Warrants or Subscription Agreements. Further, we express no opinion as to (a) the enforceability of any provision for liquidated or alternative damages, late charges, monetary penalties, make-whole payments or other economic remedies to the extent such provisions are deemed to constitute a penalty or forfeiture or otherwise against public policy, and (b) the severability, if invalid, of provisions to the foregoing effect.

This opinion letter has been prepared for use in connection with the Current Report on Form 8-K dated as of the date hereof filed by the Company. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
Fredrikson & Byron, P.A.

By:	/s/ Christopher J. Melsha, Esq.
Its:	Vice President